Exhibit 99.1

For Immediate Release

Contact: Shareholder Relations
                951-271-4232
                shareholderinfo@vineyardbank.com

Vineyard National Bancorp Announces Quarterly Cash Dividend

Corona, California (August 6, 2007) -- Vineyard National Bancorp (NASDAQ:VNBC) (the “company”), the parent company for Vineyard Bank, N.A. (“Vineyard”), today announced that its Board of Directors has declared a quarterly cash dividend of $0.08 per common share, payable on September 7, 2007, to shareholders of record as of August 24, 2007.

The company, with $2.4 billion in assets, announced on July 18, 2007, its operating results for the quarter-ended June 30, 2007. Net earnings for the quarter-ended June 2007 were $6.0 million, or $0.53 per diluted share, compared with net earnings of $5.4 million, or $0.50 per diluted share, for the quarter-ended June 2006. The total stockholders’ equity of the company totaled $172.0 million at June 30, 2007, an increase of $43.1 million, or 33% as compared to June 30, 2006.

The company is a financial holding company headquartered in Corona, and the parent company of Vineyard, also headquartered in Corona. The company operates through 16 full-service banking centers and four regional financial centers in the counties of Los Angeles, Marin, Monterey, Orange, Riverside, San Bernardino, San Diego, Santa Clara and Ventura, Calif. The company's common stock is traded on the NASDAQ Global Market System under the symbol "VNBC." For additional information on the company visit www.vnbcstock.com.

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the company’s filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.